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EXHIBIT 99.1

[Washington Group International Letterhead]

November 10, 2004

Washington Group International Reports Earnings Per Share of $0.45
For Third Quarter

New Awards in the Quarter Exceeded $1.1 Billion; Backlog Grew For
Eighth Consecutive Quarter to $3.9 Billion

Company Reaffirms Year-End 2004 Guidance

Financial Highlights

  •
  New work of $1.1 billion exceeded revenue by $400 million for the quarter.

  •
  Backlog at the end of the quarter was $3.9 billion.

  •
  Revenue for the quarter was $715 million.

  •
  Operating income was $28.9 million.

  •
  Net income was $12.3 million, resulting in earnings of $0.48 per basic and $0.45 per diluted share.

  •
  No debt was outstanding and cash on hand was $234.3 million at the end of the quarter.

        Boise, Idaho—Washington Group International, Inc. (NASDAQ: WGII) today announced financial results for its third quarter ended October 1, 2004.

        "Our business continues to grow and we are very pleased with the quality of our new contracts. During the third quarter, new work, revenue and backlog increased both sequentially and when compared to the third quarter of 2003," said Stephen G. Hanks, president and chief executive officer. "New work of $1.1 billion represents the highest quarter in three years and included both new generation and plant modification contracts in the power business as well as a major new award in contract mining spurred by higher base metal prices.

        "Another significant event during the quarter was the agreement to acquire British Nuclear Fuel Limited's (BNFL) 40 percent interest in our Westinghouse government services partnership. Through this transaction we will own 100 percent of this business, which will enhance our ability to achieve our strategic vision for this market at a time of greatly increased contract competition.

        "Our third quarter net income of $12.3 million resulted from strong performance by our Power, Mining, Defense, and Energy & Environment business units and two favorable claim settlements totaling $22.2 million pre-tax, which partially offset projected cost overruns on two highway projects. The company recorded a $28.6 million pre-tax charge in the third quarter for these projected cost overruns.

        "Recognizing the losses on the highway projects now is consistent with our accounting policies and similar to actions we have taken in the past. As was the case with the two successful claim settlements this quarter, there may be claims or change orders in the future that will mitigate some of the cost overruns recognized in the third quarter. Our practice is to defer recognition of additional revenue from claims until contract modifications are negotiated."

Corporate Performance

        For the third quarter of 2004, the company reported revenue of $715 million and operating income of $28.9 million. Net income for the quarter was $12.3 million, or $0.48 per basic share. The impact of outstanding warrants and options resulted in diluted earnings per share of $0.45 for the quarter.

        New awards in the third quarter of 2004 were $1.1 billion, including a new contract mining award for $228 million and two major programs in the Power business totaling $325 million. New awards exceeded revenue for the eighth consecutive quarter, and backlog at the end of the third quarter grew to $3.9 billion—up approximately $400 million from the end of the second quarter. Information regarding the financial results for the third quarter of 2003 is located in the accompanying tables.

        Financial Position and Cash Flow:    Even though our work in the Middle East continues to require working capital, cash on hand increased $20.2 million during the quarter to $234.3 million and there was no outstanding debt during the quarter.

        "Our financial position remains strong and provides us the opportunity to make the investments required to start new projects and pursue profitable new business opportunities anywhere in the world," Hanks commented.

Business Unit Performance

  •
  Energy & Environment: For the third quarter of 2004, Energy & Environment generated revenue of $92.6 million and operating income of $18.5 million. Revenue and operating income for the third quarter of 2004 declined from the third quarter of 2003, primarily due to the renegotiation of two Department of Energy (DOE) management contracts in 2003 that resulted in an increase both in revenue and earnings. In future quarters—because of the Westinghouse transaction—operating income for the Energy & Environment unit will be lower reflecting the payments to BNFL as an expense rather than reporting these payments as minority interest. This change will not affect net income. New awards, mainly derived from existing DOE projects, totaled $124.2 million and the backlog at the end of the quarter was $483.8 million, up $31.8 million from the end of the second quarter.

  •
  Defense: For the third quarter of 2004, Defense generated revenue of $119.4 million and operating income of $9.8 million. Operating income for the quarter declined from the third quarter of 2003, which included incentive fees, settlements and favorable indirect rate adjustments of $6.7 million. New awards for the Defense unit, attributable primarily to ongoing threat reduction contracts, totaled $138.3 million. Backlog at the end of the quarter was $713.8 million, up $18.9 million from the end of the second quarter.

  •
  Mining: For the third quarter of 2004, Mining generated revenue of $34.6 million and operating income of $6.3 million. A copper mine project in Nevada contributed to higher revenue for the quarter compared to the same quarter last year. Earnings were impacted by the company's MIBRAG joint venture in Germany due to planned outages by power plant customers that were longer in duration compared to the third quarter of 2003. New awards in the third quarter totaled $240.1 million, highlighted by a new copper mine project in Nevada. Backlog at the end of the quarter was $601.5 million, up $203.3 million from the end of the second quarter.

  •
  Power: For the third quarter of 2004, Power generated revenue of $146.2 million and operating income of $6.2 million. Revenue and operating income benefited from a new generation power plant project in Wisconsin and steam generator replacement projects. New awards for the quarter were $445.4 million, driven by a new combined cycle power project in Puerto Rico and a plant modification project in Wisconsin. Backlog was $641.1 million, up $299.1 million from the end of the second quarter.

  •
  Infrastructure: For the third quarter of 2004, Infrastructure generated revenue of $217.4 million and an operating loss of $12.7 million. Revenue was up over the prior year with work in the Middle East totaling $74.4 million. Operating income was down by $17.3 million from the prior year, as a result of the $28.6 million pre-tax charge on two highway projects that was partially offset by $2.9 million of income generated in the Middle East and a claim settlement of

    $12.2 million. New awards totaled $105.4 million for the third quarter of 2004. Although the business unit has booked a significant amount of new work over the last year, the company, as a matter of policy, does not record earnings on fixed price construction projects until they are approximately 20 percent complete so the new contracts are not yet contributing to earnings. Backlog at the end of the third quarter was $1.2 billion, decreasing $112.2 million from the end of the second quarter.

  •
  Industrial/Process: For the third quarter of 2004, Industrial/Process generated revenue of $104.7 million. Global economic conditions continue to affect opportunities in this market. However, there are indicators of improvement in the biopharmaceuticals and process markets and particularly in outsourcing of facilities management services. Operating income for the quarter was $13.0 million, compared to $0.9 million in the comparable quarter in the prior year. Improved performance and a claim settlement for $10 million favorably impacted 2004 results. Third quarter new awards were $61.3 million, and backlog decreased by $43.7 million from the end of the second quarter to $305.9 million.

Updated Guidance 2004

        Based on performance during the first nine months of the year, Washington Group reaffirms its backlog, new work, revenue, income and EPS guidance for 2004.

Guidance 2005

        The company is now prepared to release guidance for 2005. The new work outlook for 2005 reflects continued strong market opportunities with the Departments of Energy and Defense, favorable market conditions in the clean air, power services, and Infrastructure markets, anticipated strong precious metal and commodity prices and some rebound in domestic capital spending. Business conditions in the Middle East remain uncertain and 2005 new work in that region is anticipated to be similar to the new work level in 2004.

        Revenue growth for 2005 is expected to be modest. The growth in backlog experienced in 2004 was comprised of many long duration programs, which will support revenue growth in 2004 and future years. The anticipated revenue growth in Mining and the Industrial/Process business units will more than offset an anticipated reduction of revenue in the Middle East.

        The company expects that net income for 2005 will include profit contributions from our Defense, Energy & Environment, Power and Mining business units at approximately the 2004 levels. The Industrial/Process business unit is expected to grow and financial fundamentals continue to improve. The Infrastructure business unit will return to profitability with earnings from new projects offsetting the lower earnings in the Middle East. Our net income guidance for 2005 is $45-50 million, similar to our current guidance for 2004. This includes the potential impact of an accounting change to expense stock options, anticipated to be effective July 1, 2005, estimated at $2.5-3.0 million after tax.

Financial Guidance

	2004	2005
Backlog (at year end)	$3.9 – 4.1 B	$4.3 – 4.6 B
New Work	$3.6 – 3.8 B	$3.3 – 3.6 B
Revenue	$2.8 – 3.0 B	$2.9 – 3.2 B
Operating Income	$115.3 – 125.0 M
Net Income	$45.0 – 50.0 M	$45.0 – 50.0 M
EPS—Basic	$1.79 – 1.99	$1.76 – 1.96
EPS—Diluted *	$1.65 – 1.83

*
Footnote: Guidance for 2004 diluted EPS is based on average diluted shares for the first nine months. Guidance is not provided for 2005 due to inability to forecast dilutive impact of outstanding warrants and options.

Investor Conference Call

        Washington Group International will host an investor conference call to discuss the third quarter 2004 results on November 11, 2004 at 11:00 a.m. (ET). The company will provide a webcast of its call live over the Internet on its corporate website at www.wgint.com. Participants should allow approximately five minutes prior to the call's start time to visit the site and download any streaming media software needed to listen to the webcast. An online archive of the webcast will be made available a few hours after the end of the live call.

About the Company

        Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. With approximately 27,000 employees at work in over 40 states and more than 30 countries, the company provides professional, scientific, management, and development services in more than two dozen major markets.

Markets

        Markets served include, among others, power generation, transmission and distribution, and clean air solutions; environmental remediation; heavy civil construction; mining; nuclear services; defense, homeland security, and global threat reduction; industrial, gas, chemical, and pharmaceutical processing; manufacturing; facilities operations and management; transportation; and water resources.

###

        This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof. Such forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties. Actual results may vary materially as a result of changes or developments in social, economic, business market, legal, and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by our customers, clients, suppliers, business partners, or government bodies. We are subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of our customer base, and spending levels and priorities of the U.S., state and other governments. Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives, and difficulties in negotiating contract modifications and claims with customers. For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see "Note Regarding Forward-looking Information" and "Item 1. Business—Risk Factors" in Washington Group's annual report on Form 10-K for fiscal year 2003.

Investor Contact Earl Ward Washington Group International, Inc. 208-386-5698 earl.ward@wgint.com	Media Contact Jack Herrmann Washington Group International, Inc. 208-386-5532 jack.herrmann@wgint.com

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(UNAUDITED)

	Three months ended		Nine months ended
	October 1, 2004	October 3, 2003	October 1, 2004	October 3, 2003
Revenue	$715,314	$588,051	$2,153,962	$1,880,281
Cost of Revenue	(676,300)	(534,258)	(2,039,823)	(1,741,283)

Gross profit	39,014	53,793	114,139	138,998
Equity in income of unconsolidated affiliates	2,583	4,400	20,382	19,668
General and administrative expenses	(12,684)	(14,211)	(42,438)	(37,347)
Other operating income (expense)	—	(3,365)	—	1,240

Operating income	28,913	40,617	92,083	122,559
Interest income	608	426	1,798	1,257
Interest expense	(3,492)	(6,909)	(11,508)	(20,303)
Other income (expense), net	1,636	(711)	367	(1,391)

Income before reorganization items, income, taxes, and minority interests	27,665	33,423	82,740	102,122
Reorganization items	—	—	1,245	(3,700)
Income tax expense	(11,204)	(12,845)	(34,014)	(41,355)
Minority interests in income of consolidated subsidiaries	(4,204)	(7,819)	(11,368)	(17,240)

Net income	$12,257	$12,759	$38,603	$39,827

Net income per share:
Basic	$.48	$.51	$1.53	$1.59
Diluted	$.45	$.51	$1.41	$1.59

Common shares outstanding:
Basic	25,312	25,001	25,221	25,000
Diluted	27,256	25,243	27,316	25,109

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(UNAUDITED)

	October 1, 2004	January 2, 2004
ASSETS
Current assets
Cash and cash equivalents	$234,306	$238,835
Accounts receivable, including retentions of $14,445 and $13,663, respectively	259,745	248,456
Unbilled receivables	253,177	142,250
Investments in and advances to construction joint ventures	31,718	26,346
Deferred income taxes	90,323	89,320
Other	41,753	43,804

Total current assets	911,022	789,011

Investments and other assets
Investments in unconsolidated affiliates	168,576	145,144
Goodwill	341,970	359,903
Deferred income taxes	41,524	26,644
Other assets	20,278	18,928

Total investments and other assets	572,348	550,619

Property and equipment
Construction equipment	80,223	94,234
Other equipment and fixtures	30,742	28,500
Buildings and improvements	11,293	10,212
Land and improvements	2,491	2,491

Total property and equipment	124,749	135,437
Less accumulated depreciation	(54,668)	(64,544)

Property and equipment, net	70,081	70,893

Total assets	$1,553,451	$1,410,523

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)
(In thousands, except per share data)
(UNAUDITED)

	October 1, 2004	January 2, 2004
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $20,695 and $21,184, respectively	$205,698	$176,300
Billings in excess of cost and estimated earnings on uncompleted contracts	200,396	170,182
Accrued salaries, wages and benefits, including compensated absences of $50,572 and $45,765, respectively	140,427	131,216
Other accrued liabilities	65,361	60,708

Total current liabilities	611,882	538,406

Non-current liabilities
Self-insurance reserves	60,738	58,674
Pension and post-retirement benefit obligations	107,802	104,090
Other non-current liabilities	4,279	—

Total non-current liabilities	172,819	162,764

Contingencies and commitments
Minority interests	57,292	48,469

Stockholders' equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	—	—
Common stock, par value $.01 per share, 100,000 shares authorized; 25,438 and 25,046 shares issued, respectively	254	250
Capital in excess of par value	541,381	528,484
Stock purchase warrants	28,319	28,647
Retained earnings	118,367	79,764
Accumulated other comprehensive income	23,137	23,739

Total stockholders' equity	711,458	660,884

Total liabilities and stockholders' equity	$1,553,451	$1,410,523

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(UNAUDITED)

	Nine months ended
	October 1, 2004	October 3, 2003
Operating activities
Net income	$38,603	$39,827
Reorganization items	(1,245)	3,700
Adjustments to reconcile net income to net cash provided by operating activities:
Cash paid for reorganization items	(1,966)	(7,814)
Depreciation and amortization	12,813	23,852
Amortization of financing fees	2,370	9,075
Non-cash income tax expense	29,457	38,258
Minority interests in net income of consolidated subsidiaries	11,368	17,240
Equity in income of unconsolidated affiliates, less dividends received	(19,805)	(19,211)
Gain on sale of assets, net	(733)	(4,445)
Changes in operating assets and liabilities and other	(56,848)	(62,800)

Net cash provided by operating activities	14,014	37,682

Investing activities
Property and equipment acquisitions	(29,260)	(8,998)
Property and equipment disposals	19,035	24,194
Advances to unconsolidated affiliates	(3,757)	—
Proceeds from sale of business	—	17,700

Net cash provided (used) by investing activities	(13,982)	32,896

Financing activities
Payment of financing fees	(3,914)	—
Distributions to minority interests, net	(9,823)	(32,832)
Proceeds from exercise of stock options and warrants	9,176	398

Net cash used by financing activities	(4,561)	(32,434)

Increase (decrease) in cash and cash equivalents	(4,529)	38,144
Cash and cash equivalents at beginning of period	238,835	171,192

Cash and cash equivalents at end of period	$234,306	$209,336

Supplemental disclosure of cash flow information:
Interest paid	$9,738	$11,242
Income taxes paid, net	5,324	4,290

WASHINGTON GROUP INTERNATIONAL, INC.
SEGMENT OPERATING INFORMATION
(In millions)
(UNAUDITED)

	Three months ended		Nine months ended
	October 1, 2004	October 3, 2003	October 1, 2004	October 3, 2003
REVENUE
Power	$146.2	$90.9	$443.3	$392.3
Infrastructure	217.4	132.9	694.5	401.7
Mining	34.6	29.4	80.5	65.3
Industrial/Process	104.7	109.2	294.8	335.2
Defense	119.4	122.5	360.1	378.6
Energy & Environment	92.6	105.9	285.0	305.1
Intersegment and other	.4	(2.7)	(4.2)	2.1

Total consolidated revenues	$715.3	$588.1	$2,154.0	$1,880.3

OPERATING INCOME
Power	$6.2	$7.4	$20.2	$30.7
Infrastructure	(12.7)	4.6	(.4)	16.2
Mining	6.3	8.2	26.7	24.0
Industrial/Process	13.0	.9	16.2	3.8
Defense	9.8	15.2	27.6	41.6
Energy & Environment	18.5	27.9	50.0	56.7
Intersegment and other unallocated operating costs	.5	(9.4)	(5.8)	(13.1)
General and administrative expense, corporate	(12.7)	(14.2)	(42.4)	(37.4)

Total operating income	$28.9	$40.6	$92.1	$122.5

NEW WORK
Power	$445.4	$112.9	$587.9	$551.6
Infrastructure	105.4	262.0	823.7	662.9
Mining	240.1	12.0	266.2	157.3
Industrial/Process	61.3	130.5	346.9	341.2
Defense	138.3	113.2	432.3	338.7
Energy & Environment	124.2	183.0	327.3	376.5
Other	.4	(2.7)	(4.2)	10.0

Total new work	$1,115.1	$810.9	$2,780.1	$2,438.2

	October 1, 2004	July 2, 2004	January 2, 2004
BACKLOG
Power	$641.1	$342.0	$496.7
Infrastructure	1,182.1	1,294.3	1,053.5
Mining	601.5	398.2	435.2
Industrial/Process	305.9	349.6	254.4
Defense	713.8	694.9	641.6
Energy & Environment	483.8	452.0	441.1

Total backlog	$3,928.2	$3,531.0	$3,322.5

EBITDA

        We present earnings before interest, taxes, depreciation and amortization ("EBITDA") because it is a measure commonly used in financial analysis in credit and equity markets to evaluate operating liquidity. In addition, management includes it in the various performance measures that it routinely produces and analyzes as a measure of liquidity. EBITDA is not a measure of operating performance computed in accordance with accounting principles generally accepted in the United States ("GAAP"), and should not be considered as a substitute for earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures of other companies.

        Our Components of EBITDA are presented below:

	Three months ended		Nine months ended
(UNAUDITED)	October 1, 2004	October 3, 2003	October 1, 2004	October 3, 2003
	(In millions)
Net income	$12.3	$12.8	$38.6	$39.8
Interest expense	3.5	6.9	11.5	20.3
Taxes	11.2	12.8	34.0	41.4
Depreciation and amortization(a)	4.4	6.5	12.8	23.8

Total	$31.4	$39.0	$96.9	$125.3

(a)
Depreciation and amortization includes $2.1 million and $8.9 million for the three and nine months ended October 3, 2003, respectively, of depreciation on equipment used on a dam and hydropower project in the Philippines. Due to the completion of the project and the majority of the equipment being sold prior to 2004, there is no comparable depreciation for the three and nine months ended October 1, 2004.

RECONCILIATION OF EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES

        We believe that net cash provided by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net cash provided by operating activities for each of the periods for which EBITDA is presented in this news release.

	Three months ended		Nine months ended
UNAUDITED	October 1, 2004	October 3, 2003	October 1, 2004	October 3, 2003
	(In millions)
EBITDA	$31.4	$39.0	$96.9	$125.3
Interest expense	(3.5)	(6.9)	(11.5)	(20.3)
Tax expense	(11.2)	(12.8)	(34.0)	(41.4)
Reorganization items	—	—	(1.2)	3.7
Cash paid for reorganization items	(.7)	(1.5)	(2.0)	(7.8)
Amortization of financing fees	.8	3.0	2.4	9.1
Non-cash income tax expense	9.2	12.1	29.4	38.3
Minority interest in net income of consolidated subsidiaries	4.2	7.8	11.4	17.2
Equity in income of unconsolidated affiliates, less dividends received	(3.0)	(4.6)	(19.8)	(19.2)
Loss (gain) on sale of assets, net	(.1)	1.1	(.7)	(4.4)
Changes in operating assets and liabilities and other	4.6	(17.0)	(56.9)	(62.8)

Net cash provided by operating activities	$31.7	$20.2	$14.0	$37.7

Net cash provided by operating activities for the nine months ended October 1, 2004	$14.0
Add: Net cash used by operating activities for the six months ended July 2, 2004	17.7

Net cash provided by operating activities for the three months ended October 1, 2004	$31.7

Net cash provided by operating activities for the nine months ended October 3, 2003		$37.7
Less: Net cash provided by operating activities for the six months ended July 4, 2003		(17.5)

Net cash provided by operating activities for the three months ended October 3, 2003		$20.2

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Washington Group International Reports Earnings Per Share of $0.45 For Third Quarter